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                                                                    Exhibit 4.22
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                                   AGREEMENT


        This Agreement ("Agreement") is made and entered into this 13th day of April, 1995 by and between Trump Plaza Holding Associates, a New Jersey general partnership ("Plaza Associates"), and ______________.

        Whereas, the _______ owns an aggregate principal amount of Plaza Associates' 12 1/2% Pay-in-Kind Notes due 2003 (the "PIK Notes") greater than or equal to the amount set forth on Schedule A hereto (the "Subject Principal Amount").

        Whereas, Plaza Associates desires to obtain the right to purchase from the ___________ a principal amount of PIK Notes up to the Subject Principal Amount, and the ___________ desires to grant to Plaza Associates such right, upon the terms and subject to the conditions herein set forth.

        Whereas, concurrently herewith, Plaza Associates has entered into agreements (together with this Agreement, the "Agreements") with certain other investment companies advised by the same investment advisor as the ___________ pursuant to which it has been granted the right to purchase up to an aggregate of $40,000,000 principal amount of PIK Notes (including the PIK Notes owned by the ______ that are the subject of this Agreement).

        In consideration of the foregoing and the covenants, agreements and warranties herein contained, the parties hereto agree as follows:

        1. The ________ hereby grants to Plaza Associates the right (the "Right") to purchase from the _______ PIK Notes in an aggregate principal amount of up to the Subject Principal Amount at the cash purchase price (the "Purchase Price") of 95% of: (x) the principal amount thereof; and (y) any accrued and unpaid interest thereon through the Settlement Date (as hereinafter defined). The parties hereto understand and agree that the purchase of the PIK Notes for cash as contemplated herein is intended to be effected with a portion of the proceeds of the offerings (the "Offerings") planned by Trump Hotels & Casino Resorts, Inc., Trump Hotels & Casino Resorts Holdings, L.P. and Trump Hotels and Casino Resorts Funding, Inc. Registration Statements on Form S-1 have been filed with the Securities and Exchange Commission relating to the Offerings.


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        2.  The Right shall be exercisable by Plaza Associates, or its designee, at any time from and after the date hereof and until June 14, 1995 (the "Right Termination Date"). In the event Plaza Associates determines to exercise the Right, it shall give written notice of such exercise (the "Notice") to the _____ on or prior to the Right Termination Date. The Notice shall set forth the date on which the purchase of the PIK Notes will be consummated, which date will not be less than two business days following the date of the Notice and not later than June 30, 1995 (such date being hereinafter referred to as the "Settlement Date"), the principal amount of PIK Notes to be purchased and such information as may be necessary to enable the _______ to deliver the PIK Notes to Plaza Associates, or its designee, on the Settlement Date through the facilities of the Depository Trust Company ("DTC"). The Notice, to be effective, shall be given to the ________ by hand delivery or by facsimile transmission, with confirmation, in accordance with the notice instructions set forth on Schedule A hereto. Payment of the Purchase Price shall be made on the Settlement Date through the facilities of DTC in accordance with the payment instructions set forth on Schedule A hereto. The PIK Notes purchased pursuant to the exercise of the Right shall cease to be Outstanding (as such term is defined in the Indenture, dated June 24, 1993 (the "Indenture"), governing the PIK Notes) effective upon the date of the Notice, provided that payment of the Purchase Price to the ________ is made by Plaza Associates or its designee in accordance with this Paragraph 2. Plaza Associates shall be responsible for the payment of any documentary, stamp or similar issue or transfer taxes or other governmental charges that may be imposed in connection with the grant of the Right hereunder or the purchase and sale of PIK Notes upon exercise thereof.

        3. In the event the Right is not exercised on or prior to the Right Termination Date: (i) such Right shall terminate and be of no further force and effect and (ii) Plaza Associates shall pay, or cause an affiliate to pay, to the _________ a fee (the "Fee") in the amount set forth on Schedule A hereto, not later than the fifth business day following the Right Termination Date. In the event that Plaza Associates exercises the Right with respect to less than the entire Subject Principal Amount of PIK Notes, Plaza Associates shall pay to the __________ on the Settlement Date (in addition to the Purchase Price), a percentage of the Fee equal to the percentage of the Subject Principal Amount of PIK Notes not being purchased hereunder. In the event that Plaza Associates timely exercises the Right and subsequently revokes such exercise or otherwise fails to pay the Purchase Price to the __________ on the Settlement Date, then the Fee shall be payable to the ________ by Plaza Associates, or an affiliate, no later than the fifth business day following the Settlement Date designated in the Notice. The Fee, or portion thereof, required to be paid pursuant to this Paragraph 3 shall be

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paid by wire transfer to the account of the _____ set forth on Schedule A hereto.

        4. Anything herein to the contrary notwithstanding, in the event that Plaza Associates desires to exercise the Right with respect to less than the entire Purchase Amount of PIK Notes, the maximum principal amount of PIK Notes that Plaza Associates shall be permitted to purchase from the ______ hereunder shall be the total principal amount of PIK Notes that Plaza Associates proposes to purchase under all of the Agreements multiplied by a fraction the numerator of which shall be the Subject Principal Amount and the denominator of which shall be $40,000,000.

        5. In consideration of the grant of the Right by the ________, Plaza Associates agrees that, following the purchase of PIK Notes pursuant to the exercise of the Right, Plaza Associates or its designee will redeem all outstanding PIK Notes and/or Warrants to purchase PIK Notes (together with accrued and unpaid interest through the date of redemption) for cash at par (or, if the Indenture requires that such PIK Notes be redeemed at a redemption price higher than par, then at the redemption price specified in such Indenture) with a portion of the proceeds of the Offerings. Such redemption will be effected not later than the date specified, and otherwise in accordance with the applicable provisions set forth, in the Indenture.

        6. Each party agrees that, prior to the Settlement Date, it will not, without obtaining the prior written consent of the other party, disclose to any third party: (i) that this Agreement has been entered into; or (ii) any of the terms, conditions or other facts relating to the transactions contemplated hereby. Notwithstanding the foregoing, each party may disclose the information described in clauses (i) and (ii) of the immediately preceding sentence: (x) to its officers, employees, counsel and other representatives who need to know such information; (y) if and to the extent required by applicable law, provided that in no event shall such required disclosure specifically identify the _______ (either by name of by virtue of its investment advisory relationship with ________________) as the grantor of the Right; or (z) in connection with the enforcement of its rights under this Agreement.

        7. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the PIK Notes and/or Warrants held by the __________ and all right, title and interest therein and supersedes all prior

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agreements, arrangements and understandings relating to the subject matter hereof. Nothing contained in this Agreement shall constitute a proposed redemption or repurchase of, or an offer to purchase or acquire, the PIK Notes and/or Warrants held by the ______________ until the Offerings shall have been consummated and Notice with respect to the exercise of the Right shall have been delivered to the __________. Neither party shall assign this Agreement or its rights or obligations hereunder without the prior written consent of the other, it being understood that neither the exercise of the Right by a designee of Plaza Associates (as contemplated by Paragraph 2 hereof), the payment of the Fee by an affiliate of Plaza Associates (as contemplated by Paragraph 3 hereof) nor the redemption of PIK Notes by a designee of Plaza Associates (as contemplated by Paragraph 5 hereof) shall constitute an assignment of this Agreement by Plaza Associates and shall not release Plaza Associates from its obligations hereunder. This Agreement is made solely for the benefit of the _____________ and Plaza Associates and their respective successors and permitted assigns and no other person shall acquire or have any rights under or by virtue of this Agreement.

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        The _____________ and Plaza Associates have each caused this Agreement to be entered into and signed, effective and delivered as of the date and year first-above written.


                                            TRUMP PLAZA HOLDING ASSOCIATES
                                            By:  Trump Plaza Holding, Inc.,
                                                   its Managing General Partner



                                            By:________________________________
                                               Name:
                                               Title:

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                                  SCHEDULE A

                                       6

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